Exhibit 10.5

EXECUTION COPY

Merrill Lynch Financial Markets, Inc.

4 World Financial Center, 5th Floor

New York, New York  10080

Attention: Corporate Derivatives

Facsimile No.:  (212) 738-1069

Telephone No.: (212) 449-6763

January 14, 2008

To: Legg Mason, Inc.

100 Light Street

Baltimore, Maryland 21202

Attention: General Counsel

Telephone No.:

(410) 539-0000

Facsimile No.:

(410) 454-4607

Re: Call Option Transaction

The purpose of this letter agreement (this "Confirmation") is to confirm the terms and conditions of the call option transaction entered into between Merrill Lynch Financial Markets, Inc. ("Bank"), represented by Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Agent"), as its agent, and Legg Mason, Inc. ("Counterparty") on the Trade Date specified below (the "Transaction").  This letter agreement constitutes a "Confirmation" as referred to in the ISDA Master Agreement specified below.  This Confirmation shall replace any previous agreements and serve as the final documentation for this Transaction.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the "Equity Definitions"), as published by the International Swaps and Derivatives Association, Inc. ("ISDA") are incorporated into this Confirmation.  In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern.  Certain defined terms used herein have the meanings assigned to them in the Description of Notes attached as Schedule II to the Note Purchase Agreement (as defined below) provided to Bank on January 14, 2008 (the "Description of Notes") relating to the USD 1,250,000,000 principal amount of Senior Convertible Notes due January 15, 2015 (the "Convertible Notes" and each USD 1,000 principal amount of Convertible Notes, a "Convertible Note") issued by Counterparty pursuant to an Indenture to be dated February 5, 2008 between Counterparty and The Bank of New York, as trustee (the "Indenture").  In the event of any inconsistency between the terms defined in the Description of Notes, the Indenture and this Confirmation, this Confirmation shall govern. The parties acknowledge that this Confirmation is entered into on the date hereof with the understanding that (i) definitions set forth in the Indenture which are also defined herein by reference to the Indenture and (ii) sections of the Indenture that are referred to herein will conform to the descriptions thereof in the Description of Notes.  If any such definitions in the Indenture or any such sections of the Indenture differ from the descriptions thereof in the Description of Notes, the descriptions thereof in the Description of Notes will govern for purposes of this Confirmation.  For the avoidance of doubt, references to the Indenture herein are references to the Indenture as in effect on the date of its execution and if the Indenture is amended following its execution, any such amendment will be disregarded for purposes of this Confirmation unless the parties agree otherwise in writing.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties' entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1.

This Confirmation evidences a complete and binding agreement between Bank and Counterparty as to the terms of the Transaction to which this Confirmation relates.  This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the "Agreement") as if Bank and Counterparty had executed an agreement in such form (but without any Schedule except for the election of the laws of the State of New York as the governing law) on the Trade Date.  In the event of any inconsistency between provisions of that Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates.  The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.

2.

The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:

January 14, 2008

Option Style:

"Modified American", as described under "Procedures for Exercise" below

Option Type:

Call

Buyer:

Counterparty

Seller:

Bank

Shares:

The common stock of Counterparty, par value USD 0.10 per Share (Exchange symbol "LM")

Number of Options:

1,250,000, subject to potential reduction as set forth below under "Premium."  For the avoidance of doubt, the Number of Options shall be reduced by any Options exercised by Counterparty.  In no event will the Number of Options be less than zero.

Applicable Percentage:

21 2/3%

Option Entitlement:

As of any date, a number equal to the product of the Applicable Percentage and the Conversion Rate as of such date (as defined in the Indenture, but without regard to any adjustments to the Conversion Rate pursuant to  the section of the Indenture describing discretionary adjustments by Counterparty (including adjustments by Counterparty if its board of directors deems advisable to increase the Conversion Rate to avoid or diminish income tax to holders of Shares resulting from any dividend or distribution) (the "Discretionary Adjustment") or to the section of the Indenture describing adjustments  to the Conversion Rate upon a Make Whole Event (as defined in the Indenture) (the "Make Whole Adjustment")), for each Convertible Note.

Strike Price:

USD 88.00

Premium:

USD 64,458,333.33. The Premium set forth herein is based on the assumption that Bank is able to establish its initial Hedge Positions with respect to the Transaction by entering into a cash settled swap with Citibank, N.A. at an initial price of USD 72.00 per Share on the date hereof that is subject to no conditions subsequent.  If Bank does not enter into such a cash settled swap by the Exchange Business Day immediately following the Trade Date (a "Hedge Event"), the provisions set forth below under "Hedge Event Premium" shall apply.

Hedge Event Premium:

If a Hedge Event occurs, the Premium will be determined by reference to the table attached as Exhibit A and shall equal the amount indicated for the corresponding Hedge Period Reference Price as of the Hedge Completion Date and 7-year LIBOR swap rate (the "Interest Rate") on the Hedge Completion Date. If the exact Hedge Period Reference Price and the Interest Rate are not set forth in the table:

(i) if the Hedge Period Reference Price is between two stock price amounts on the table or the Interest Rate is between two Interest Rates on the table, the Premium will be determined by straight line interpolation between the Premium amounts set forth for the higher and lower Hedge Period Reference Prices and the two Interest Rates;

(ii) if the Hedge Period Reference Price is less than USD50.00 and/or the Interest Rate is less than 3.85% or greater than 4.25%, then the Premium shall be determined by the Bank in good faith and in a commercially reasonable manner; and

(iii) if on any Hedging Date, Bank concludes, in its reasonable judgment, that its continuing purchase of Shares would cause the Hedge Period Reference Price to exceed USD100.00 (a "Stock Price Event"), Bank shall (A) stop purchasing the Shares on such Hedging Date (the "Stock Price Event Date"), (B) notify Counterparty of the occurrence of the Stock Price Event promptly but in no event later than 5:00 p.m. on the Stock Price Event Date and (C) reduce the Number of Options to the number of the Options as to which Bank has finished establishing its initial Hedge Positions and the Stock Price Event Date shall be deemed to be the Hedge Completion Date; provided that if Counterparty wishes to disregard the Stock Price Event and have Bank continue to establish its initial Hedge Positions, Counterparty shall notify Bank of its election in writing prior to 10:00 a.m. New York time on the Exchange Business Day immediately following the Hedge Completion Date and represent and warrant in such notice that, at the time such notice was provided, Counterparty was not in possession of any material non-public information with respect to Counterparty or the Shares and, promptly following receipt of such notice, Bank shall (x) continue to establish its initial Hedge Positions as long as continuing such purchase of Shares is commercially reasonable and does not result in materially increased cost to Bank and (y) determinate the Premium in good faith and in a commercially reasonable manner.

If a Hedge Event occurs, Bank shall notify Counterparty of the Hedge Period Reference Price, the Interest Rate, the amount of the Premium and the Number of Options (if reduced pursuant to the proviso of "Number of Options") prior to 10:00 a.m. New York time on the

Exchange Business Day immediately following the Hedge Completion Date.

Premium Payment Date:

January 16, 2008 or if a Hedge Event occurs, the Exchange Business Day immediately following the date on which Bank notifies Counterparty of the amount of the Premium.

Hedge Period:

If a Hedge Event occurs, the period from and including the first Hedging Date to and including the Hedge Completion Date.

Hedging Date:

If a Hedge Event occurs, the fifth, ninth and thirteenth Scheduled Trading Days after the Trade Date and every fourth Scheduled Trading Day thereafter.

Hedge Completion Date:

For each Transaction, if a Hedge Event occurs, the Hedging Date on which Bank finishes establishing its initial Hedge Positions in respect of such Transaction, as determined by Bank in its good faith and commercially reasonable discretion, but in no event later than the Hedge Period End Date.

Hedge Period End Date:

If a Hedge Event occurs, the third Hedging Date after the Trade Date.

Hedge Period Disruption:

Notwithstanding anything to the contrary in the Equity Definitions, if a Hedge Event occurs, to the extent that a Disrupted Day occurs during the Hedge Period, the Calculation Agent may, in its good faith and commercially reasonable discretion, postpone the Hedge Period End Date to every fourth Scheduled Trading Day following the original Hedge Period End Date before such postponement.

Hedge Period Reference Price:

For each Transaction, if a Hedge Event occurs, the volume-weighted average price of the Shares purchased by Bank to establish its initial Hedge Positions during the Hedge Period; provided that if Bank has not finished establishing its initial Hedge Positions in respect of such Transaction by the end of the Hedge Period End Date, the Hedge Period Reference Price shall be the volume-weighted average price of the Shares purchased by Bank in respect of such Transaction by the end of such Hedging Period End Date, and if Bank has not purchased any Shares in respect of such Transaction by the end of the Hedge Period End Date, the arithmetic average of the 10b-18 VWAP Prices for each Hedging Date during the Hedge Period.

10b-18 VWAP Price:

For any Exchange Business Day, as determined by the Calculation Agent based on the 10b-18 Volume Weighted Average Price per Share for the regular trading session (including any extensions thereof) of the Exchange on such Exchange Business Day (without regard to pre-open or after hours trading outside of such regular trading session for such Exchange Business Day), as published by Bloomberg at 4:15 p.m. New York time (or 15 minutes following the end of any extension of the regular trading session) on such Exchange Business Day, on Bloomberg page "LM.N <Equity> AQR_SEC" (or any successor thereto), absent manifest error, or if such price is not so reported on such Exchange Business Day for any reason, as reasonably determined by the Calculation Agent.  For purposes of calculating the VWAP Price, the Calculation Agent will include only those trades that are reported during the period of time during which Counterparty could purchase its own shares under Rule 10b-18(b)(2) and are effected pursuant to the conditions of Rule 10b-18(b)(3), each under the Exchange Act (as defined herein).

Market Disruption Event:

The definition of "Market Disruption Event" in Section 6.3(a) of the Equity Definitions is hereby amended, only for purposes of any provisions herein relating to the Hedge Period, by deleting the words "at any time during the one-hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be" and inserting the words "at any time prior to 10 minutes before the Scheduled Closing Time on the Exchange on any scheduled Trading Day during the Hedge Period" after the word "material," in the third line thereof.

Section 6.3(d) of the Equity Definitions is hereby amended, only for purposes of any provisions herein relating to the Hedge Period,  by deleting the remainder of the provision following the term "Scheduled Closing Time" in the fourth line thereof.

In the event that Bank concludes, in its good faith and commercially reasonable discretion, due to circumstances that arise after the Trade Date, that it is appropriate with respect to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Bank generally in connection with its corporate equity derivatives business), for it to refrain from purchasing Shares (or to purchase fewer Shares than it otherwise would) on any Hedging Date, Bank may by written notice to Counterparty elect to deem that a Market Disruption Event has occurred and will be continuing on such Hedging Date.

Exchange:

The New York Stock Exchange

Related Exchange(s):

All Exchanges

Procedures for Exercise:

Exercise Period(s):

Notwithstanding anything to the contrary in the Equity Definitions, an Exercise Period shall occur with respect to an Option hereunder only if such Option is an Exercisable Option (as defined below) and the Exercise Period shall be, in respect of any Exercisable Option, the period commencing on, and including, the relevant

Conversion Date and ending on, and including, the Scheduled Valid Day immediately preceding the first day of the relevant Settlement Averaging Period in respect of such Conversion Date; provided that in respect of Exercisable Options relating to Convertible Notes for which the relevant Conversion Date occurs on or after the 44th Scheduled Valid Day preceding the Expiration Date, the final day of the Exercise Period shall be the Scheduled Valid Day immediately preceding the Expiration Date.

Conversion Date:

With respect to any conversion of Convertible Notes, the date on which the Holder (as such term is defined in the Indenture) of such Convertible Notes satisfies all of the requirements for conversion thereof as set forth in the section of the Indenture containing the definition of Conversion Date.

Exercisable Options:

Upon occurrence of a Conversion Date, a number of Options equal to the number of Convertible Notes surrendered to Counterparty for conversion with respect to such Conversion Date but no greater than the Number of Options.

Expiration Time:

The Valuation Time

Expiration Date:

January 15, 2015, subject to earlier exercise.

Multiple Exercise:

Applicable, as described under Exercisable Options above.

Automatic Exercise:

Applicable; and means that in respect of an Exercise Period, a number of Options not previously exercised hereunder equal to the number of Exercisable Options shall be deemed to be exercised on the final day of such Exercise Period for such Exercisable Options; provided that such Options shall be deemed exercised only to the extent that Counterparty has provided a Notice of Exercise to Bank.

Notice of Exercise:

Notwithstanding anything to the contrary in the Equity Definitions, in order to exercise any Exercisable Options, Counterparty must notify Bank in writing before 5:00 p.m. (New York City time) on the Scheduled Valid Day prior to the scheduled first day of the Settlement Averaging Period for the Exercisable Options being exercised (the "Notice Deadline") of (i) the number of such Options, (ii) the scheduled first day of the Settlement Averaging Period and the scheduled Settlement Date and (iii) if Combination Settlement applies, the Cash Percentage (as defined in the Indenture); provided that, notwithstanding the foregoing, such notice (and the related exercise of Exercisable Options) shall be effective if given after the Notice Deadline but prior to 5:00 p.m. (New York City time) on the fifth Scheduled Valid Day after the Notice Deadline, in which event Counterparty shall reimburse Bank for, or the Calculation Agent shall have the right to adjust the number of Net Shares, the Cash Amount or the Share

Amount as appropriate, to reflect the additional costs (including, but not limited to, hedging mismatches and market losses) and expenses incurred by Bank in connection with its hedging activities (including the unwinding of any hedge position) as a result of Bank not having received such notice prior to the Notice Deadline; and provided further that, in respect of Exercisable Options relating to Convertible Notes with a Conversion Date occurring on or after the 44th Scheduled Valid Day preceding the Expiration Date, such notice may be given prior to 10:00 a.m. on the Scheduled Valid Day immediately preceding the Expiration Date and need only specify the number of such Exercisable Options.

Notice of Settlement Method:

If Counterparty wishes to elect Combination Settlement, Counterparty must (x) notify Bank in writing before 5:00 p.m. (New York time) on the Scheduled Valid Day immediately preceding the corresponding Settlement Averaging Period that Counterparty has elected Combination Settlement with respect to such Exercisable Options and (y) to the extent that Counterparty has elected Combination Settlement, represent and warrant in such notice that, at the time such election was made, Counterparty was not in possession of any material non-public information with respect to Counterparty or the Shares.

Valuation Time:

At the close of trading of the regular trading session on the Exchange; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in its reasonable discretion.

Market Disruption Event:

For purposes of determining any Valid Day, Section 6.3(a) of the Equity Definitions is hereby replaced in its entirety by the following:

"'Market Disruption Event' means in respect of a Share, (i) a failure by the primary United States national or regional securities exchange or market on which Shares are listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence for more than one half-hour period in the aggregate on any Scheduled Valid Day for the Shares of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Shares or in any options, contracts or future contracts relating to the Shares, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day."

Settlement Terms:

Settlement Method:

Net Share Settlement or Combination Settlement, consistent with the settlement method elected by Counterparty for the corresponding Convertible Notes; provided that, if Counterparty does not provide a Notice of Settlement Method to Bank pursuant to "Notice of

Settlement Method" above or Counterparty provides such a Notice of Settlement Method electing Combination Settlement but does not provide the representation and warranty required in subclause (y) of "Notice of Settlement Method" above, Net Share Settlement shall be deemed to apply to the relevant Exercisable Options.

Net Share Settlement:

If  Net Share Settlement applies, Bank will deliver to Counterparty, on the relevant Settlement Date, a number of Shares equal to the Net Shares in respect of any Exercisable Option exercised or deemed exercised hereunder.  In no event will the Net Shares be less than zero.

Bank will deliver cash in lieu of any fractional Shares to be delivered with respect to any Net Shares valued at the Relevant Price for the last Valid Day of the Settlement Averaging Period.

Net Shares:

In respect of any Exercisable Option exercised or deemed exercised, a number of Shares equal to (i) the Option Entitlement multiplied by (ii) the sum of the quotients, for each Valid Day during the Settlement Averaging Period for such Exercisable Option, of (A) the Relevant Price on such Valid Day less the Strike Price, divided by (B) such Relevant Price, divided by (iii) the number of Valid Days in the Settlement Averaging Period; provided, however, that if the calculation contained in clause (A) above results in a negative number, such number shall be replaced with the number "zero".

Valid Day:

A day on which (i) trading in the Shares generally occurs on the Exchange or, if the Shares are not then listed on the Exchange, on the principal other U.S. national or regional securities exchange on which the Shares are then listed or, if the Shares are not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Shares are then traded and (ii) there is no Market Disruption Event.

Scheduled Valid Day:

A day on which trading in the Shares is scheduled to occur on the principal U.S. national or regional securities exchange or market on which the Shares are listed or admitted for trading.

Relevant Price:

On any Valid Day, the per Share volume-weighted average price as displayed under the heading "Bloomberg VWAP" on Bloomberg page LM.N <equity> VWAP (or any successor thereto) in respect of the period from the scheduled opening time of the Exchange to the Scheduled Closing Time of the Exchange on such Valid Day (or if such volume-weighted average price is unavailable, the market value of one Share on such Valid Day, as determined by the Calculation Agent using a volume-weighted method).

Settlement Averaging Period:

For any Exercisable Option, (x) if Counterparty has delivered a Notice of Exercise to Bank with respect to such Exercisable Option with a Conversion Date occurring prior to the 44th Scheduled Valid Day preceding the Expiration Date, the forty (40) consecutive Valid Days commencing on and including the third Scheduled Valid Day following such Conversion Date, or (y) if Counterparty has, on or following the 44th Scheduled Valid Day preceding the Expiration Date, delivered a Notice of Exercise to Bank with respect to such Exercisable Option with a Conversion Date occurring on or following the 44th Scheduled Valid Day preceding the Expiration Date, the forty (40) consecutive Valid Days commencing on, and including, the forty-second (42nd) Scheduled Valid Day immediately prior to the Expiration Date.

Combination Settlement:

If Combination Settlement applies, Bank will deliver to Counterparty, on the relevant Settlement Date, an amount of cash equal to such Cash Amount as defined in "Combination Amount" below and a number of Shares, if any, equal to such Share Amount as defined in "Combination Amount" below in respect of any Exercisable Option exercised or deemed exercised hereunder.

Bank will deliver cash in lieu of any fractional Shares with respect to any Share Amount valued at the Relevant Price for the last Valid Day of the relevant Settlement Averaging Period.

Combination Amount:

In respect of any Exercisable Option exercised or deemed exercised,

(a) an amount of cash (the "Cash Amount") equal to:

(i) the Option Entitlement; multiplied by

(ii) the Cash Percentage (as defined in the Indenture); multiplied by

(iii) the sum of the differences, for each Valid Day during the Settlement Averaging Period for such Exercisable Option, of (A) the Relevant Price on such Valid Day and (B) the Strike Price; divided by

(iv) the number of Valid Days in the Settlement Averaging Period;

provided, however, that if the difference between (A) and (B) above for any Valid Day results in a negative number, such number shall be replaced with the number "zero" for such Valid Day, and

(b) a number of Shares (the "Share Amount") equal to:

(i) the Option Entitlement multiplied by

(ii) the difference between (x) 100% and (y) the Cash Percentage; multiplied by

(iii) the sum of the quotients, for each Valid Day during the Settlement Averaging Period for such Exercisable Option, of (A) the Relevant Price on such Valid Day less the Strike Price, divided by (B) such Relevant Price; divided by

(iv) the number of Valid Days in the Settlement Averaging Period;

provided, however, that if the calculation contained in clause (A) above results in a negative number, such number shall be replaced with the number "zero".

Settlement Date:

For any Exercisable Option, the date Shares, cash or a combination thereof will be delivered with respect to the Convertible Notes related to such Exercisable Options, under the terms of the Indenture; provided that if the Premium has not been paid by Counterparty on or prior to such Settlement Date, Bank shall have the right to postpone the Settlement Date to the Exchange Business Day immediately after the date on which the Premium has been paid.

Settlement Currency:

USD

Other Applicable Provisions:

The provisions of Sections 9.1(c), 9.8, 9.9, 9.11 and 9.12 of the Equity Definitions will be applicable, except that all references in such provisions to "Physically-settled" shall be read as references to (i) "Net Share Settled" to the extent Net Share Settlement is applicable or (ii) "Combination Settled" to the extent Shares will be delivered in connection with an election of Combination Settlement.  "Net Share Settled" in relation to any Option means that Net Share Settlement is applicable to that Option.  "Combination Settled" in relation to any Option means that Combination Settlement is applicable to that Option.  In addition, notwithstanding anything to the contrary in the Equity Definitions, Bank may, in whole or in part, deliver Shares in certificated form representing the Payment Obligation (as defined below) to Counterparty in lieu of delivery through the Clearance System.

Representation and Agreement:

Notwithstanding Section 9.11 of the Equity Definitions, the parties acknowledge that any Shares delivered to Counterparty shall be, upon delivery, subject to restrictions and limitations arising from Counterparty's status as issuer of the Shares under applicable securities laws.

3. Additional Terms applicable to the Transaction:

Adjustments applicable to the Transaction:

Potential Adjustment Events:

Notwithstanding Section 11.2(e) of the Equity Definitions, a "Potential Adjustment Event" means an occurrence of any event or condition, as set forth in the section of the Indenture describing adjustment events that would result in an adjustment to the Conversion Rate of the Convertible Notes; provided that in no event shall there be any adjustment hereunder as a result of an adjustment to the Conversion Rate pursuant to the sections of the Indenture describing the Discretionary Adjustment or Make Whole Adjustment.

Method of Adjustment:

Calculation Agent Adjustment, and means that, notwithstanding Section 11.2(c) of the Equity Definitions, upon any adjustment to the Conversion Rate of the Convertible Notes pursuant to the Indenture (other than sections of the Indenture describing the Discretionary Adjustment or Make Whole Adjustment), the Calculation Agent will make a corresponding adjustment to any one or more of the Strike Price, Number of Options, the Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction.

Extraordinary Events applicable to the Transaction:

Merger Events:

Notwithstanding Section 12.1(b) of the Equity Definitions, a "Merger Event" means the occurrence of any event or condition set forth in the section of the Indenture corresponding to "Conversions After Reclassification and Business Combinations" in the Description of Notes.

Tender Offers:

Applicable; provided that notwithstanding Section 12.1(d) of the Equity Definitions, a "Tender Offer" means the occurrence of any event or condition set forth in the section  of the Indenture corresponding to paragraph (5) of "Conversion Rate Adjustment — General" in the Description of Notes.

Consequence of Merger Events/

Tender Offers:

Notwithstanding Section 12.2 and Section 12.3 of the Equity Definitions, upon the occurrence of a Merger Event or a Tender Offer, the Calculation Agent shall make a corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares, Strike Price, Number of Options, the Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction; provided, however, that such adjustment shall be made (x) taking into account the weighted average of the types and amounts of consideration received by the holders of Shares that affirmatively make such an election as specified in the Indenture but without regard to the right of holders of KKR Notes (as defined in the Indenture) to elect the forms of consideration to be received in such Merger Event and (y) without regard to any adjustment to the Conversion Rate for the issuance of additional shares as set forth in the section of the Indenture describing the Make Whole Adjustment; provided further that if, with respect to a Merger Event or a Tender Offer, the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person not organized under the laws of the United States, any State thereof or the District of Columbia," Cancellation and Payment shall apply.

Nationalization, Insolvency or Delisting:

Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors), such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:

Applicable; provided that Section 12.9(a)(ii)(Y) of the Equity Definitions is hereby deleted

Failure to Deliver:

Applicable

Insolvency Filing:

Applicable

Hedging Disruption:

Not Applicable

Increased Cost of Hedging:

Not Applicable

Determining Party:

For all applicable Extraordinary Events, Bank

Non-Reliance:

Applicable

Agreements and Acknowledgements

Regarding Hedging Activities:

Applicable

Additional Acknowledgments:

Applicable

4.  Calculation Agent:

Bank

5.  Account Details:

(a)

Account for payments to Counterparty:

To be provided by Counterparty.

Account for delivery of Shares to Counterparty:

To be provided by Counterparty.

(b)

Account for payments to Bank:

To be provided by Bank.

Account for delivery of Shares from Bank:

To be provided by Bank.

6. Offices:

The Office of Counterparty for the Transaction is:  Inapplicable, Counterparty is not a Multibranch Party.

The Office of Bank for the Transaction is: 4 World Financial Center, 17th Floor, New York, New York  10080

7. Notices: For purposes of this Confirmation:

(a)

Address for notices or communications to Counterparty:

Legg Mason, Inc.

100 Light Street

Baltimore, Maryland 21202

Attention: General Counsel

Telephone No.:

(410) 539-0000

Facsimile No.:

(410) 454-4607

(b)

Address for notices or communications to Bank:

Merrill Lynch Financial Markets, Inc.

4 World Financial Center, 17th Floor

New York, New York  10080

Merrill Lynch Financial Centre

Attention:

Manager of Equity Documentation

Facsimile No.:

(917) 778-0835

Telephone No.:

(212) 449-1951

8.  Representations, Warranties and Agreements of Counterparty and Bank

(a)

The representations and warranties of Counterparty set forth in Section 3 of the Note Purchase Agreement (the "Note Purchase Agreement") dated as of January 14, 2008 between Counterparty and Kohlberg Kravis Roberts & Co. L.P. are true and correct and are hereby deemed to be repeated to Bank at the time of execution thereof as if set forth herein.  Counterparty hereby further represents and warrants to Bank that on the Trade Date and the Premium Payment Date:

(i)

Counterparty has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of this Transaction; such execution, delivery and performance have been duly authorized by all necessary corporate action on Counterparty's part; and this Confirmation (A) has been duly and validly executed and delivered by Counterparty and (B) constitutes its valid and binding obligation, enforceable against Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto.

(ii)

Neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of Counterparty hereunder will conflict with or result in a breach of the certificate of incorporation or by-laws (or any equivalent documents) of Counterparty, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which Counterparty or any of its subsidiaries is a party or by which Counterparty or any of its subsidiaries is bound or to which

Counterparty or any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument.

(iii)

No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by Counterparty of this Confirmation, except such as have been obtained or made and such as may be required under the Securities Act of 1933, as amended (the "Securities Act") or state securities laws.

(iv)

Counterparty is not, and after giving effect to the Transaction contemplated hereby will not be, required to register as an "investment company" as such term is defined in the Investment Company Act of 1940, as amended.

(v)

It is an "eligible contract participant" (as such term is defined in Section 1a(12) of the Commodity Exchange Act, as amended (the "CEA")) because one or more of the following is true:

Counterparty is a corporation, partnership, proprietorship, organization, trust or other entity and:

(A)  Counterparty has total assets in excess of USD 10,000,000;

(B)  the obligations of Counterparty hereunder are guaranteed, or otherwise supported by a letter of credit or keepwell, support or other agreement, by an entity of the type described in Section 1a(12)(A)(i) through (iv), 1a(12)(A)(v)(I), 1a(12)(A)(vii) or 1a(12)(C) of the CEA; or

(C)  Counterparty has a net worth in excess of USD 1,000,000 and has entered into this Agreement in connection with the conduct of Counterparty's business or to manage the risk associated with an asset or liability owned or incurred or reasonably likely to be owned or incurred by Counterparty in the conduct of Counterparty's business.

(vi)

Each of it and its affiliates is not, at the time of entry into this Agreement, in possession of any material non-public information with respect to Counterparty.

(vii)

During the Hedge Period (if a Hedge Event occurs), neither Counterparty nor any "affiliate" or "affiliated purchaser" (each as defined in Rule 10b-18 of the Exchange Act ("Rule 10b-18")) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument other than the Transaction) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares; provided  that  this Section 8(a)(vii) shall not apply to the following: (A)  privately  negotiated purchases of Shares (or any security convertible into  or  exchangeable  for  Shares);  (B) purchases of Shares pursuant to exercises  of  stock  options  granted  to  former  or  current  employees, officers,  directors,  or  other  affiliates of Counterparty, including the withholding  and/or  purchase  of  Shares  from  holders of such options to satisfy payment of the option exercise price and/or satisfy tax withholding requirements  in  connection  with  the  exercise  of  such  options; (C) purchases  of  Shares  from  holders  of  performance  shares  or  units or restricted  shares  or  units  to  satisfy  tax withholding requirements in connection with vesting; (D) the conversion or exchange by holders of any convertible  or  exchangeable  securities  of  the  Counterparty previously issued;  or  (E)  purchases  of Shares effected by or for a plan by an agent  independent  of  the  issuer  that  satisfy the requirements of Rule 10b-18(a)(13)(ii).

(viii)

Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Bank is not making any representations or warranties with respect to the treatment of the Transaction under any accounting standards including FASB Statements 128, 133 ( as amended), 149 or 150, EITF Issue No. 00-19, 01-6 or 03-6 (or any successor issue statements) or under FASB's Liabilities & Equity Project.

(ix)

Without limiting the generality of Section 3(a)(iii) of the Agreement, as of the Trade Date and until and including the Hedge Completion Date (if a Hedge Event occurs), Counterparty has not commenced and shall not commence an "issuer tender offer" within the meaning of Rule 13e-4 under the Exchange Act; and as of the Trade Date Counterparty has not received notice that it is the subject of a tender offer that has commenced under Rule 14d-2 of the Exchange Act (it being understood that Counterparty makes no representation pursuant to this clause in respect of any action taken by Bank or its affiliates).

(x)

Prior to the Trade Date, Counterparty shall deliver to Bank a resolution of the Finance Committee of Counterparty's board of directors authorizing the Transaction and such other certificate or certificates as Bank shall reasonably request.

(xi)

Counterparty is not "insolvent" (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the "Bankruptcy Code")) and Counterparty would be able to purchase the Shares hereunder in compliance with the laws of the jurisdiction of Counterparty's incorporation.

(xii)

Counterparty understands no obligations of Bank to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Bank or any governmental agency.

(xiii)

Counterparty agrees that it (A) will not during the Hedge Period (if a Hedge Event occurs) make, or permit to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction or potential Merger Transaction unless such public announcement is made prior to the opening or after the close of the regular trading session on the Exchange for the Shares; (B) shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) notify Bank following any such announcement that such announcement has been made; and (C) shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) provide Bank with written notice specifying (i) Counterparty's average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the announcement date that were not effected through Bank or its affiliates and (ii) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the announcement date.  Such written notice shall be deemed to be a certification by Counterparty to Bank that such information is true and correct.  In addition, Counterparty shall promptly notify Bank of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. "Merger Transaction" means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act.

(xiv)

Counterparty does not have, and shall not attempt to exercise, any influence over how, when or whether to effect purchases of Shares by Bank (or its agent or affiliate) to establish its initial Hedge Positions in connection with this Confirmation and (ii) Counterparty is entering into the Agreement and this Confirmation in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5 promulgated under the Exchange Act.  Counterparty also acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a "plan" as defined in Rule 10b5-1(c) under the Exchange Act.  Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act, and no amendment, modification or waiver shall be made at any time at which Counterparty is aware of any material nonpublic information regarding Counterparty or the Shares.

(b)

Each of Bank and Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act, by virtue of Section 4(2) thereof.  Accordingly, Counterparty represents and warrants to Bank that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment and its investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction, (ii) it is an "accredited investor" as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof, (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws, and (v) its financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness and is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.

(c)

If a Hedge Event occurs, Bank will not in any event prior to the sixth Scheduled Trading Day after the Trade Date, and will not prior to the fourteenth Scheduled Trading Day after the Trade Date without Counterparty's consent, which shall not be unreasonably withheld, in connection with any Transaction, directly or indirectly (including, without limitation, by means of a cash-settled or other derivative instrument), purchase, offer to purchase, place any bid, offer or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable for Shares other than on Hedging Dates.

9.  Other Provisions

(a)

Opinions.  Counterparty shall deliver to Bank an opinion of counsel, dated on or about the Trade Date, with respect to the matters set forth in Sections 8(a)(i) (other than 8(a)(i)(B)) through 8(a)(iii) of this Confirmation.

(b)

Repurchase Notices.  Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, promptly give Bank a written notice of such repurchase (a "Repurchase Notice") on such day if following such repurchase, the quotient of (x) the product of (a) the Number of Options and (b) the Option Entitlement divided by (y) the number of Counterparty's outstanding Shares (such quotient expressed as a percentage, (such quotient expressed as a percentage, the "Option Equity Percentage") would be (i) greater than 3.5% or (ii) 0.5% greater than the Option Equity Percentage included in the immediately preceding Repurchase Notice.  Counterparty agrees to indemnify and hold harmless Bank and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an "Indemnified Person") from and against any and all losses (including losses relating to Bank's hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 "insider", including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to this Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney's fees), joint or several, which an Indemnified Person may become subject to, as a result of Counterparty's failure to provide Bank with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing.  If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person as a result of Counterparty's failure to provide Bank with a Repurchase Notice in accordance with this paragraph, such Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding.  Counterparty shall not be liable for any settlement of any proceeding contemplated by this paragraph that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment.  Counterparty shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding contemplated by this paragraph that is in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to Bank and any Indemnified Person who is a party to such suit or who is subject to such settlement.  If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty hereunder, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities.  The remedies provided for in this paragraph (c) are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Party at law or in equity.  The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of this Transaction.

(c)

Regulation M.  Counterparty is not on the date hereof engaged in a distribution, as such term is used in Regulation M under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of any securities of Counterparty.  Counterparty shall not, until the second Scheduled Trading Day immediately following the Trade Date, engage in any such distribution.

(d)

No Manipulation.  Counterparty is not entering into this Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act.

(e)

Transfer or Assignment.  (i) Counterparty shall have the right to transfer or assign its rights and obligations hereunder with respect to all, but not less than all, of the Options hereunder (such Options, the "Transfer Options"); provided that such transfer or assignment shall be subject to reasonable conditions that Bank may impose, but not limited, to the following conditions:

(A)

With respect to any Transfer Options, Counterparty shall not be released from its notice and indemnification obligations pursuant to Section 9(b) or any obligations under Section 9(o) or 9(t) of this Confirmation;

(B)

Any Transfer Options shall only be transferred or assigned to a third party that is a U.S. person (as defined in the Internal Revenue Code of 1986, as amended);

(C)  Such transfer or assignment shall be effected on terms, including any reasonable undertakings by such third party (including, but not limited to, an undertaking with respect to compliance with applicable securities laws in a manner that, in the reasonable judgment of Bank, will not expose Bank to material risks under applicable securities laws) and execution of any documentation and delivery of legal opinions with respect to securities laws and other matters by such third party and Counterparty, as are requested and reasonably satisfactory to Bank;

(D)

Bank will not, as a result of such transfer and assignment, be required to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Bank would have been required to pay to Counterparty in the absence of such transfer and assignment;

(E)

An Event of Default, Potential Event of Default or Termination Event will not occur as a result of such transfer and assignment;

(F)

Without limiting the generality of clause (B), Counterparty shall cause the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Bank to permit Bank to determine that results described in clauses (D) and (E) will not occur upon or after such transfer and assignment; and

(G)

Counterparty shall be responsible for all reasonable costs and expenses, including reasonable counsel fees, incurred by Bank in connection with such transfer or assignment.

(ii) Bank may, without Counterparty's consent, transfer or assign all or any part of its rights or obligations under the Transaction to any third party with a rating for its long term, unsecured and unsubordinated indebtedness equal to or better than the lesser of (1) the credit rating of Merrill Lynch & Co., Inc. at the time of the transfer and (2) A- by Standard and Poor's Rating Group, Inc. or its successor ("S&P"), or A3 by Moody's Investor Service, Inc. ("Moody's") or, if either S&P or Moody's ceases to rate such debt, at least an equivalent rating or better by a substitute agency rating mutually agreed by Counterparty and Bank, or to any of its affiliates whose obligations hereunder would be guaranteed by Merrill Lynch & Co., Inc.. If after Bank's commercially reasonable efforts, Bank is unable to effect such a transfer or assignment on pricing terms reasonably acceptable to Bank and within a time period reasonably acceptable to Bank of a sufficient number of Options to reduce (1) Bank Group's "beneficial ownership" (within the meaning of Section 13 of the Exchange Act and rules promulgated thereunder) to 7.5% of Counterparty's outstanding Shares or less, (2) the Option Equity Percentage to 14.5% or less, (3) the percentage of Counterparty's outstanding Shares owned, controlled or held with the power to vote (as such terms are used in Section 2(a)(3) of the Investment Company Act of 1940) directly or indirectly by Bank or its parent entity (such percentage, the "Voting Equity Percentage") to 4.5% or less or (4) the quotient of (x) the number of "control shares" (as such term is used in Section 3-701(d) of the Maryland Control Share Acquisition Act) owned by the Bank Group divided by (y) the number of Counterparty's outstanding Shares (the "Control Share Percentage") to 7.5% or less, Bank may designate any Exchange Business Day as an Early Termination Date with respect to a portion (the "Terminated Portion") of this Transaction, such that (1) Bank Group's "beneficial ownership" following such partial termination will be equal to or less than 7.5% but not less than 7.25%, (2) the Option Equity Percentage following such partial termination will be equal to or less than 14.5% but not less than 14.0%, (3) the Voting Equity Percentage following such partial termination will be equal to or less than 4.5% but not less than 4.4% and (4) the Control Share Percentage following such partial termination will be equal to or less than 7.5% but not less than 7.25%.  In the event that

Bank so designates an Early Termination Date with respect to a portion of this Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Options equal to the Terminated Portion, (2) Counterparty shall be the sole Affected Party with respect to such partial termination and (3) such Transaction shall be the only Terminated Transaction (and, for the avoidance of doubt, the provisions of Section 9(l) shall apply to any amount that is payable by Bank to Counterparty pursuant to this sentence as if Counterparty was not the Affected Party).  "Bank Group" means Bank or any affiliate of Bank subject to aggregation with Bank under such Section 13 of the Exchange Act and rules promulgated thereunder.

(iii) Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Bank to purchase, sell, receive or deliver any shares or other securities to or from Counterparty, Bank may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform Bank's obligations in respect of this Transaction and any such designee may assume such obligations.  Bank shall be discharged of its obligations to Counterparty to the extent of any such performance.

(f)

Staggered Settlement.  If Bank reasonably determines that it would not be practicable or advisable to deliver, or to acquire Shares to deliver, any or all of the Shares to be delivered by Bank on the Settlement Date for the Transaction, Bank may, by notice to Counterparty on or prior to any Settlement Date (a "Nominal Settlement Date"), elect to deliver the Shares on two or more dates (each, a "Staggered Settlement Date") as follows:

(a)

in such notice, Bank will specify to Counterparty the related Staggered Settlement Dates (the last of which will be no later than the twentieth (20th) Exchange Business Day following such Nominal Settlement Date) and the number of Shares that it will deliver on each Staggered Settlement Date;

(b)

the aggregate number of Shares that Bank will deliver to Counterparty hereunder on all such Staggered Settlement Dates will equal the number of Shares that Bank would otherwise be required to deliver on such Nominal Settlement Date; and

(c)

if the Net Share Settlement or Combination Settlement terms set forth above were to apply on the Nominal Settlement Date, then the Net Share Settlement terms or the Combination Settlement terms, as applicable, will apply on each Staggered Settlement Date, except that the Net Shares, the Cash Amount or the Share Amount, as applicable, will be allocated among such Staggered Settlement Dates as specified by Bank in the notice referred to in clause (a) above.

(g)

Matters Relating to Agent.

(a)

Agent will be responsible for the operational aspects of the Transactions effected through it, such as record keeping, reporting, and confirming Transactions to Counterparty and Bank;

(b)

Unless Counterparty is a "major U.S. institutional investor," as defined in Rule 15a-6 of the Exchange Act, neither Counterparty nor Bank will contact the other without the direct involvement of Agent;

(c)

Agent's sole role under the Agreement and with respect to any Transaction is as an agent of Counterparty and Bank on a disclosed basis and Agent shall have no responsibility or liability to Counterparty or Bank hereunder except for gross negligence or willful misconduct in the performance of its duties as agent.  Agent is authorized to act as agent for Bank, but only to the extent expressly required to satisfy the requirements of Rule 15a-6 under the Exchange Act in respect of the Options described hereunder.  Agent shall have no authority to act as agent for Counterparty generally or with respect to transactions or other matters governed by this Agreement, except to the extent expressly required to satisfy the requirements of Rule 15a-6 or in accordance with express instructions from Counterparty.

Certain Important Information:

Bank is an OTC Derivatives Bank registered with the U.S. Securities and Exchange Commission (SEC).  Applicable SEC rules require us to provide you with the following information regarding SEC regulation  of OTC Derivatives Banks:  Bank is exempt from the provisions of the Securities Investor Protection Act of 1970 (SIPA), including membership in the Securities Investor Protection Corporation (SIPC).  Therefore, your account is not covered by SIPA protection.  Except as otherwise agreed in writing by you and us, Bank may repledge and otherwise use in its business collateral you have pledged to Bank under the Agreement.  Collateral you have pledged to Bank will not be subject to the requirements of Securities Exchange Act Rules: 8c-1 and 15c2-1 regarding hypothecation of collateral; 15c3-2 regarding free credit balances; or 15c3-3 regarding custody of securities and calculations of a reserve formula applicable to a fully regulated SEC registered broker or Bank.  In the event of a Bank's failure (by insolvency or otherwise), you would likely be considered to be an unsecured creditor of Bank as to any collateral pledged to Bank under the Agreement.

Bank is incorporated in Delaware and is a direct, wholly owned subsidiary of Merrill Lynch & Co., Inc.  Bank has entered into this transaction as principal through Agent as its agent.  The time of this Transaction shall be notified to the Counterparty upon request.

(h)

Dividends.  If at any time during the period from and including the Trade Date, to but excluding the Expiration Date, (i) an ex-dividend date for a regular quarterly cash dividend occurs with respect to the Shares (an "Ex-Dividend Date"), and that dividend is less than the Regular Dividend on a per Share basis or (ii) if no Ex-Dividend date for a regular quarterly cash dividend occurs with respect to the Shares in any quarterly dividend period of Counterparty, then the Calculation Agent will make a corresponding adjustment to any one or more of the Strike Price, Number of Options, the Option Entitlement and/or any other variable relevant to the exercise, settlement or payment for the Transaction to preserve the fair value of the Options to Bank after taking into account such dividend or lack thereof.  "Regular Dividend" shall mean USD 0.24 per Share per quarter.

(i)

Additional Termination Events.  (i) Notwithstanding anything to the contrary in this Confirmation, the occurrence of (A) an event of default with respect to Counterparty under the terms of the Convertible Notes as set forth in the section of the Indenture describing events of default, which has resulted in such Convertible Notes becoming due and payable or (B) a Repayment Event shall constitute an Additional Termination Event applicable to the Transaction and, with respect to such event (A) Counterparty shall be deemed to be the sole Affected Party and the Transaction shall be the sole Affected Transaction and (B) Bank shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement; provided that in the case of a Repayment Event Bank shall designate an Exchange Business Day as an Early Termination Date (such day to occur as close as practicable, in Bank's commercially reasonable judgment, to the settlement date of the relevant Convertible Notes), with respect to the portion of this Transaction corresponding to the number of Convertible Notes that cease to be outstanding in connection with or as a result of such Repayment Event.  "Repayment Event" means the occurrence of any event or condition set forth in the section of the Indenture corresponding to "Repurchase at the Option of the Holder Upon a Fundamental Change" in the Description of Notes.

(ii) Notwithstanding anything to the contrary in this Confirmation, the giving of any Notice of Exercise shall constitute an Additional Termination Event hereunder with respect to the number, if any, of Exercisable Options specified in such Notice of Exercise as corresponding to a conversion of Convertible Notes in compliance with the section of the Indenture describing the Make Whole Adjustment.  Upon receipt of any such Notice, Bank shall designate an Exchange Business Day as an Early Termination Date (such day to occur as close as practicable, in Bank's commercially reasonable judgment, to the settlement date of the relevant Convertible Notes), with respect to the portion of this Transaction corresponding to number of such Exercisable Options so specified.  Any payment hereunder with respect to such termination shall be calculated pursuant to Section 6 of the Agreement; provided that for the purposes of such calculation, (A) Counterparty shall be the sole Affected Party with respect to such Additional Termination Event, (B) Bank shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement; and (C) for the avoidance of doubt, in determining the amount payable pursuant to Section 6 of the Agreement, the Calculation Agent (i) shall take into account the time value of this Transaction with respect to the Expiration Date and (ii) shall not take into account any adjustments to the Option Entitlement that result from corresponding adjustments to the Conversion Rate pursuant to the section of the Indenture describing the Make Whole Adjustment; provided further that (A) in case of a partial termination, an Early Termination Date shall be designated in respect of a Transaction having terms identical to this Transaction and a Number of Options equal to the terminated portion and such Transaction shall be the only Terminated Transaction; (B) any amount payable by Bank to Counterparty shall be satisfied solely by delivery by Bank to Counterparty of a number of Shares and cash in lieu of a fractional share equal to such amount calculated pursuant to Section 6 divided by a price per Share determined by the Calculation Agent; and (C) the number of Shares deliverable in respect of such early termination by Bank to Counterparty shall not be greater than the product of (x) the Applicable Percentage and (y) the excess of (a) the total number of Shares underlying the corresponding Convertible Notes (including the number of Additional Shares (as defined in the Indenture) resulting from any adjustment set forth in the section of the Indenture describing the Make Whole Adjustment other than any adjustment to the Conversion Rate applicable solely to the KKR Notes (as defined in the Indenture) pursuant to the second make-whole table under "Adjustment to Conversion Rate Upon a Make Whole Event" in the Description of Notes) deliverable with respect of such Convertible Notes over (b) the number of Shares equal in value to the aggregate principal amount of the corresponding Convertible Notes, as determined by the Calculation Agent in its sole reasonable discretion.

(j)

Amendments to Equity Definitions.  (i) Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word "or" after the word "official" and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor "or (C) at Bank's option, the occurrence of any of the events specified in Section 5(a)(vii)(1) through (9) of the ISDA Master Agreement with respect to that Issuer."

(ii) Section 12.9(b)(i) of the Equity Definitions is hereby amended by (1) replacing "either party may elect" with "Bank may elect" and (2) replacing "notice to the other party" with "notice to Counterparty" in the first sentence of such section.

(k)

Setoff.  In addition to and without limiting any rights of set-off that a party hereto may have as a matter of law, pursuant to contract or otherwise, upon the occurrence of an Early Termination Date, Bank (and only Bank)  shall have the right to set off any obligation that it may have to Counterparty under this Confirmation, including without limitation any obligation to make any payment of cash or delivery of Shares to Counterparty, against any obligation Counterparty may have to Bank under any other agreement between Bank and Counterparty relating to Shares (each such contract or agreement, a "Separate Agreement"), including without limitation any obligation to make a payment of cash or a delivery of Shares or any other property or securities. For this purpose, Bank shall be entitled to convert any obligation (or the relevant portion of such obligation) denominated in one currency into another currency at the rate of exchange at which it would be able to purchase the relevant amount of such currency, and to convert any obligation to deliver any non-cash property into an obligation to deliver cash in an amount calculated by reference to the market value of such property as of the Early Termination Date, as determined by the Calculation Agent in its sole discretion; provided that in the case of a set-off of any obligation to release or deliver assets against any right to receive fungible assets, such obligation and right shall be set off in kind and; provided further that in determining the value of any obligation to deliver Shares, the value at any time of such obligation shall be determined by reference to the market value of the Shares at such time, as determined in good faith by the Calculation Agent.  If an obligation is unascertained at the time of any such set-off, the Calculation Agent may in good faith estimate the amount or value of such obligation, in which case set-off will be effected in respect of that estimate, and the relevant party shall account to the other party at the time such obligation or right is ascertained. For the avoidance of doubt and notwithstanding anything to the contrary provided in this Section 9(k), in the event of bankruptcy, insolvency (as defined below) or liquidation of Counterparty or Bank neither party shall have the right to set off any obligation that it may have to the other party under this Transaction against any obligation such other party may have to it, whether arising under the Agreement, this Confirmation or any other agreement between the parties hereto, by operation of law or otherwise.  For purposes of this section 9(k), an "insolvency" occurs when a party's liabilities are greater than the value of its assets; provided however, that an 'insolvency" shall not occur for purposes of this section 9(k) prior to the time such insolvent party gives notice thereof to the other party.

(l)

Alternative Calculations and Payment on Early Termination and on Certain  Extraordinary Events.  If in respect of this Transaction, an amount is payable by Bank to Counterparty (i) pursuant to Section 12.7 or Section 12.9 of the Equity Definitions or (ii) pursuant to Section 6(d)(ii) of the Agreement (a "Payment Obligation"), Counterparty may request Bank to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) (except that Counterparty shall not make such an election in the event of a Nationalization, Insolvency, a Merger Event or Tender Offer, in each case, in which the consideration to be paid to holders of Shares consists solely of cash, or an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b) of the Agreement in each case that resulted from an event or events outside Counterparty's control) and shall give irrevocable telephonic notice to Bank, confirmed in writing within one Currency Business Day, no later than 12:00 p.m. New York local time on the Merger Date, the Announcement Date (in the case of Nationalization, Insolvency or Delisting), the Early Termination Date or date of cancellation, as applicable; provided that if Counterparty does not validly request Bank to satisfy its Payment Obligation by the Share Termination Alternative, Bank shall have the right, in its sole discretion, to satisfy its Payment Obligation by the Share Termination Alternative, notwithstanding Counterparty's election to the contrary.  In calculating any amounts under Section 6(e) of the Agreement, notwithstanding anything to the contrary in the Agreement, (1) separate amounts shall be calculated as set forth in Section 6(e) with respect to (i) this Transaction and (ii) all other Transactions, and (2) such separate amounts shall be payable pursuant to Section 6(d)(ii) of the Agreement.

Share Termination Alternative:

Applicable and means that Bank shall deliver to Counterparty the Share Termination Delivery Property on, or within a commercially reasonable period of time after, the date when the Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) and 6(e) of the Agreement, as applicable (the "Share Termination Payment Date"), in satisfaction of the

Payment Obligation in the manner reasonably requested by Counterparty free of payment.

Share Termination Delivery Property:

A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price.  The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:

The value to Bank of property contained in one Share Termination Delivery Unit, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Bank at the time of notification of the Payment Obligation. For the avoidance of doubt, the parties agree that in determining the Share Termination Delivery Unit Price the Calculation Agent may consider the purchase price paid in connection with the purchase of Share Termination Delivery Property.

Share Termination Delivery Unit:

One Share or, if a Merger Event has occurred and a corresponding adjustment to this Transaction has been made, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Merger Event, as determined by the Calculation Agent.

Failure to Deliver:

Applicable

Other applicable provisions:

If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.11, 9.12 and 10.5 (as modified above) of the Equity Definitions will be applicable, except that all references in such provisions to "Physically-settled" shall be read as references to "Share Termination Settled" and all references to "Shares" shall be read as references to "Share Termination Delivery Units".  "Share Termination Settled" in relation to this Transaction means that Share Termination Alternative is applicable to this Transaction.

(m)

Governing Law.  New York law (without reference to choice of law doctrine).

(n)

Waiver of Jury Trial.  Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Transaction.  Each party (i) certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(o)

Registration.  Counterparty hereby agrees that if, in the good faith reasonable judgment of Bank, the Shares ("Hedge Shares") acquired by Bank for the purpose of hedging its obligations pursuant to this Transaction cannot be sold in the public market by Bank without registration under the Securities Act, Counterparty shall, at its election, either (i) in order to allow Bank to sell the Hedge Shares in a registered offering, make available to Bank an effective registration statement under the Securities Act and enter into an agreement, in form and substance satisfactory to Bank, substantially in the form of an underwriting agreement for a registered secondary offering; provided, however, that if Bank, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this paragraph shall apply at the election of Counterparty, (ii) in order to allow Bank to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance satisfactory to Bank (in which case, the Calculation Agent shall make any adjustments to the terms of this Transaction that are necessary, in its reasonable judgment, to compensate Bank for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement), or (iii) purchase the Hedge Shares from Bank at the Reference Price on such Exchange Business Days, and in the amounts, requested by Bank.

(p)

Tax Disclosure.  Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(q)

Right to Extend.  Bank may delay any Settlement Date or any other date of delivery by Bank, with respect to some or all of the Options hereunder, but in no event later than the twentieth (20th) Exchange Business Day following such Settlement Date or date of delivery, if Bank reasonably determines, in its discretion, that such extension is reasonably necessary to enable Bank to effect purchases of Shares in connection with its hedging activity or settlement activity hereunder in a manner that would, if Bank were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal and regulatory requirements.

(r)

Status of Claims in Bankruptcy.  Bank acknowledges and agrees that this Confirmation is not intended to convey to Bank rights against Counterparty with respect to the Transaction that are senior to the claims of common stockholders of Counterparty in any U.S. bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Bank's right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to the Transaction; provided, further, that nothing herein shall limit or shall be deemed to limit Bank's rights in respect of any transactions other than the Transaction.

(s)

Securities Contract; Swap Agreement.  The parties hereto intend for: (a) the Transaction to be a "securities contract" and a "swap agreement" as defined in the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections,

Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code; (b) a party's right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a "contractual right" as described in the Bankruptcy Code; and (c) each payment and delivery of cash, securities or other property hereunder to constitute a "margin payment" or "settlement payment" and a "transfer" as defined in the Bankruptcy Code.

(t)

Additional Provisions. Counterparty covenants and agrees that, as promptly as practicable following the public announcement of any consolidation, merger and binding share exchange to which Counterparty is a party, or any sale of all or substantially all of Counterparty's assets, in each case pursuant to which the Shares will be converted into cash, securities or other property, Counterparty shall notify Bank in writing of the types and amounts of consideration that holders of Shares have elected to receive upon consummation of such transaction or event (the date of such notification, the "Consideration Notification Date"); provided that in no event shall the Consideration Notification Date be later than the date on which such transaction or event is consummated.

(u)

Delivery of Cash. For the avoidance of doubt, after payment of the Premium, nothing in this Confirmation shall be interpreted as requiring the Counterparty to deliver cash in respect of the settlement of the Transactions contemplated by this Confirmation, except in circumstances where the required cash settlement thereof is permitted for classification of the contract as equity by EITF 00-19 as in effect on the relevant Trade Date (including, without limitation, where the Counterparty so elects to deliver cash or fails timely to elect to deliver Shares or Share Termination Delivery Property in respect of the settlement of such Transactions).

10. ISDA Master Agreement:

(a)

Credit Support Document:

Bank: Guarantee of Merrill Lynch & Co., Inc. in the form attached hereto as Exhibit B.

Counterparty: Not Applicable.

(b)

Credit Support Provider:

With respect to Bank: Merrill Lynch & Co., Inc.

With respect to Counterparty: Not Applicable.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it by facsimile to the address provided in the Notices section of this Confirmation.

Very truly yours,

MERRILL LYNCH FINANCIAL MARKETS, INC.

By: /s/ Fran Jacobson

Authorized Signatory

Name: Fran Jacobson

Accepted and confirmed

as of the Trade Date:

Legg Mason, Inc.

By: /s/ Mark R. Fetting

Authorized Signatory

Name:  Mark R. Fetting

Acknowledged and agreed as to matters to the Agent:

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

Solely in its capacity as Agent hereunder

By: /s/ Angelina Lopes

Authorized Signatory

Name: Angelina Lopes

EXHIBIT A

	3.85%	4.05%	4.25%
$50.00	$25,433,958	$25,880,833	$26,368,333
$52.00	$28,310,208	$28,795,000	$29,320,417
$54.00	$31,316,458	$31,841,875	$32,407,917
$56.00	$34,452,708	$35,018,750	$35,625,417
$58.00	$37,710,833	$38,317,500	$38,964,792
$60.00	$41,090,833	$41,732,708	$42,423,333
$62.00	$44,584,583	$45,267,083	$45,992,917
$64.00	$48,183,958	$48,907,083	$49,673,542
$66.00	$51,891,667	$52,647,292	$53,454,375
$68.00	$55,696,875	$56,493,125	$57,335,417
$70.00	$59,596,875	$60,428,333	$61,311,250
$72.00	$63,591,667	$64,458,333	$65,376,458
$74.00	$67,670,417	$68,575,000	$69,531,042
$76.00	$71,835,833	$72,770,208	$73,761,458
$78.00	$76,079,792	$77,049,375	$78,075,833
$80.00	$80,399,583	$81,401,667	$82,460,625
$82.00	$84,792,500	$85,829,792	$86,921,250
$84.00	$89,258,542	$90,320,208	$91,444,167
$86.00	$93,786,875	$94,883,750	$96,040,208
$88.00	$98,382,917	$99,506,875	$100,690,417
$90.00	$103,035,833	$104,192,292	$105,408,333
$92.00	$107,751,042	$108,937,292	$110,175,000
$94.00	$112,520,417	$113,731,042	$115,003,958
$96.00	$117,343,958	$118,584,375	$119,876,250
$98.00	$122,221,667	$123,481,042	$124,808,125
$100.00	$127,142,708	$128,434,583	$129,783,333

EXHIBIT B

GUARANTEE OF MERRILL LYNCH & CO., INC.

FOR VALUE RECEIVED, receipt of which is hereby acknowledged, MERRILL LYNCH & CO., INC., a corporation duly organized and existing under the laws of the State of Delaware ("ML & Co."), hereby unconditionally guarantees to Legg Mason, Inc. ("Counterparty"), the due and punctual payment of any and all amounts payable by Merrill Lynch Financial Markets, Inc., a company incorporated in Delaware  ("ML"), under the terms of the Confirmation of Call Option Transaction between Counterparty and ML (ML as Seller), dated as of January 14, 2008 (the "Confirmation"), including, in case of default, interest on any amount due, when and as the same shall become due and payable, whether on the scheduled payment dates, at maturity, upon declaration of termination or otherwise, according to the terms thereof.  In case of the failure of ML punctually to make any such payment, ML  & Co. hereby agrees to make such payment, or cause such payment to be made, promptly upon demand made by Counterparty to ML & Co.; provided, however that delay by Counterparty in giving such demand shall in no event affect ML & Co.'s obligations under this Guarantee.  This Guarantee shall remain in full force and effect or shall be reinstated (as the case may be) if at any time any payment guaranteed hereunder, in whole or in part, is rescinded or must otherwise be returned by Counterparty upon the insolvency, bankruptcy or reorganization of ML or otherwise, all as though such payment had not been made.

ML & Co. hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Confirmation; the absence of any action to enforce the same; any waiver or consent by Counterparty concerning any provisions thereof; the rendering of any judgment against ML or any action to enforce the same; or any other circumstances that might otherwise constitute a legal or equitable discharge of a guarantor or a defense of a guarantor.  ML covenants that this guarantee will not be discharged except by complete payment of the amounts payable under the Confirmation.  This Guarantee shall continue to be effective if ML merges or consolidates with or into another entity, loses its separate legal identity or ceases to exist.

ML & Co. hereby waives diligence; presentment; protest; notice of protest, acceleration, and dishonor; filing of claims with a court in the event of insolvency or bankruptcy of ML; all demands whatsoever, except as noted in the first paragraph hereof; and any right to require a proceeding first against ML.

ML & Co. hereby certifies and warrants that this Guarantee constitutes the valid obligation of ML & Co.  and complies with all applicable laws.

This Guarantee shall be governed by, and construed in accordance with, the laws of the State of New York.

This Guarantee becomes effective concurrent with the effectiveness of the Confirmation, according to its terms.

IN WITNESS WHEREOF, ML & Co. has caused this Guarantee to be executed in its corporate name by its duly authorized representative.

MERRILL LYNCH & CO., INC.

By: /s/ Patricia Kropiewnicki

Name:  Patricia Kropiewnicki

Title:  Designated Signatory

Date:  January 15, 2008